Exhibit 99.1

Brigham Exploration Announces Apparent Discoveries and Provides Operational Update

          AUSTIN, Texas, Sept. 20 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced apparent discoveries with its Bayou Bengal B #13 exploration well, its Grisham #1 development well, and the completion to sales of its Mills Ranch #2-98 well.  Brigham also updated other operational activity.

          SIGNIFICANT WELLS RECENTLY COMPLETED, CURRENTLY COMPLETING OR DRILLING

Well	Objective	Category	WI%	NRI	Status / Comments

Bayou Bengal B #13	Lwr Frio	Exp	75%	52%	Apparent discovery currently completing, approximately 53’ apparent Frio pay

Grisham #1	Lwr Frio	Dev	50%	40%	Apparent discovery currently completing, approximately 94’ apparent Lower Frio pay

Mills Ranch #2-98	Hntn/Arb	Dev/Exp	100%	75%	Completed to sales at initial rate of approximately 7.5 Mmcfe/d, still cleaning up

State Tract 254 #1	Lwr Frio	Exp	75%	56%	Completing, initial rate of 1.1 Mmcfe/d from 1st zone, preparing to test 2nd zone

Wyse #1	Lwr Frio	Exp	50%	40%	Commencing production subsequent to fracture stimulation

Sullivan C-31	Vicksburg	Dev	100%	76%	Offset to successful Dawson #2 drilling at 10,300 feet, results late October

Wright #2	Springer	Exp	100%	75%	Drilling at 12,600 feet, shallow potential pay behind pipe, results late October

Fondren #1	Lwr Frio	Dev	72%	59%	Offset to 2003 discovery drilling at roughly 6,000 feet, results late October

Imhoff #1	Lwr Frio	Exp	75%	56%	Currently commencing high potential well targeting 37 Bcfe potential structure

          Apparent Lower Frio Field Discovery -- Brigham is currently completing the Bayou Bengal B #13, which encountered approximately 53 feet of apparent pay in the Lower Frio Tex Miss and Middle Frio intervals.  Approximately 6 feet of apparent pay in the Lower Tex Miss was recently perforated, and after swabbing generated minor oil and gas volumes.  Brigham will likely fracture stimulate this zone prior to perforating, stimulating and commingling approximately 12 feet of what appears to be higher quality potential pay in the Upper Tex Miss.  Approximately 35 feet of apparent net pay was also encountered in the “F” series Middle Frio sands, which also remains behind pipe.

          Grisham #1 Lower Frio Development Discovery -- Brigham is currently completing the Grisham #1, the first offset to its 2005 Wyse #1 Lower Frio discovery.  Utilizing an 18% porosity cut off the Grisham #1 encountered approximately 94 feet of apparent Lower Frio pay.  Brigham expects the well to begin producing to sales by late October.  Brigham operated the drilling of the Grisham #1, and Penn Virginia (NYSE: PVA) participated with a 50% working interest.

          State Tract 254 #1 Completion -- Brigham recently stimulated approximately 10 feet of the Lower Frio pay encountered in the State Tract 254 #1.  The well, which subsequently began producing at an initial rate of approximately 1.1 Mmcfe per day, is currently producing approximately 0.8 Mmcfe per day. Brigham is preparing to perforate and stimulate 20 feet of apparently higher quality pay in the next zone above the currently producing interval.   It is likely that these zones will be commingled into the same producing stream.  In addition, there is approximately 21 feet of apparent pay in two Middle Frio zones remaining behind pipe for future completion.  Royale Energy, Inc. (Nasdaq: ROYL) is a participant in both the State Tract 254#1 and Bayou Bengal B #13 wells with 25% working interests.

          Mills Ranch #2-98 Completion -- Brigham recently completed the Mills Ranch #2 in the behind pipe shallower zone at an initial rate of approximately 7.5 Mmcfe per day, though the well is still cleaning up.  Prior to the completion Brigham stuck drill pipe roughly 300 feet above the Arbuckle.

          Bud Brigham, the Chairman, President and CEO stated, “We believe that we are on track to post a nice year for growth in reserves, particularly with successful completions of the various apparent pay zones encountered in the State Tract 254 #1 and Bayou Bengal B #13 Lower Frio wells.  We are also very excited about our Grisham #1 offsetting our early 2005 Wyse #1 discovery, given that the wireline logs indicate the potential for improved porosities relative to the discovery well.  We believe we likely have significant additional development drilling to follow up on these Frio wells.  Lastly, we are pleased with the early production generated by the Mills Ranch #2-98 well. As this well continues to clean up it is likely that the production rate will continue to improve.  At some point in the future we hope to test the Arbuckle with an exploratory tail on another Mills Ranch Field development well.”

          2005 OPERATIONAL STATISTICS

          Brigham has spud 24 wells thus far in 2005, retaining an average working interest of approximately 59%.  Twenty-one of these wells have been or are currently being completed, and the remaining three 2005 wells are currently drilling.  In addition, one 2004 well was recently completed, the Mills Ranch #2-98. Brigham’s gross and net completion rate thus far in 2005 is 100%.

          About Brigham Exploration

          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

          Forward Looking Statement Disclosure

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

          Contact:  John Turner, Director of Finance & Business Development
                              (512) 427-3300

SOURCE  Brigham Exploration Company
          -0-                                        09/20/2005
          /CONTACT:  John Turner, Director of Finance & Business Development of Brigham Exploration Company, +1-512-427-3300/
          /Web site:  http://www.bexp3d.com /